Exhibit 99.3

Memorandum of Understanding on Business Integration

NAVER Corporation

LINE Corporation

SoftBank Corp.

Z Holdings Corporation

November 18, 2019

Memorandum of Understanding on Business Integration

NAVER Corporation (“NAVER”), LINE Corporation (“LINE”), SoftBank Corp. (“SoftBank”) and Z Holdings Corporation (“ZHD”) enter into this memorandum of understanding, dated November 18, 2019, relating to the business integration between LINE and ZHD (the “MOU (All Parties)”). For the purposes of this MOU (All Parties), each of NAVER and SoftBank is referred to as a “Shareholder Party,” and collectively as the “Shareholder Parties”; each of LINE and ZHD is referred to as an “Integration Party,” and collectively as the “Integration Parties,” and each of the Shareholder Parties and the Integration Parties are referred to as a “Party,” and collectively as the “Parties.”

Article 1 Objectives

1.

The Parties are considering a series of transactions (the “Transaction”) in order to effect the business integration between LINE and ZHD (the “Business Integration”) with the objectives of (i) taking LINE private and making it a joint venture company (the, “JV Company,” regardless of whether it is referred to before or after the time that the Shareholder Parties own all of the voting rights in equal proportions), with all of voting rights to be owned by the Shareholder Parties in equal ratios, and (ii) having the JV Company own a majority of the voting rights of ZHD, which will remain listed on the Tokyo Stock Exchange and become a holding company (after it has acquired all of the businesses operated by LINE, the “Integration Holding Company”) under which all of the businesses currently owned by the Integration Parties will be placed.

2.	The Shareholder Parties entered into a memorandum of understanding (the “MOU (Shareholder Parties)”) with respect to the Transaction on November 18, 2019.

3.	The Integration Parties entered into the “Memorandum of Understanding on Capital Alliance” (the “MOU (Integration Parties)”) with respect to the Transaction on November 18, 2019.

4.

All Parties shall continue to discuss in good faith in order to enter into a legally binding definitive agreement (the “Definitive Agreement”) with respect to the Transaction in accordance with the provisions of this MOU (All Parties).

Article 2 Definitions

Unless the context clearly requires otherwise, the terms used in this MOU (All Parties) shall have the meanings set out in Exhibit 1.

Article 3 Overview of the Transaction

All Parties acknowledge that the Transaction outline contemplated at the time of the execution of this MOU (All Parties) is as follows, and that each procedure stipulated below, and that the specific order and steps described below may change, in accordance with the objectives of the Business Integration, subject to consultation among and agreement of all Parties.

(1)

With the aim to take LINE private, NAVER or its wholly owned subsidiary (together with NAVER, the “NAVER Offerors”) and SoftBank shall jointly make a tender offer (the “LINE TOB”) to acquire all of the common stock (including American Depositary shares, which represent one share of common stock of LINE per American Depositary Share), share options and convertible bonds of LINE (the “LINE CBs”) (the foregoing common stock, share options, and convertible bonds, in each case excluding those held by NAVER or LINE as treasury shares, collectively, the “Target LINE Shares”).

(2)

If the LINE TOB commences but not all of the Target LINE Shares are tendered and acquired, a squeeze-out (the “LINE Squeeze-out”) shall be conducted through a reverse stock split or other means such that the only shareholders of LINE will be the NAVER Offerors and SoftBank post-LINE Squeeze-out, in order to take LINE private and make it the JV Company.

(3)	All of the ZHD shares owned by SoftBank are to be transferred to LINE through an organizational reorganization or otherwise (the “ZHD Share Transfer”).

(4)

The shareholding of the NAVER Offerors and SoftBank with respect to LINE will be adjusted in order that the NAVER Offerors and SoftBank will have voting rights in LINE in a ratio of 50:50 and LINE will become the JV Company (the “Shareholding Adjustment”).

(5)	All of the businesses operated by LINE will be transferred to ZHD, and steps will then be taken to convert ZHD into the Integration Holding Company (the “LINE Business Transfer”).

Article 4 LINE TOB

1.

All Parties acknowledge that, as part of the Transaction, the Shareholder Parties jointly submitted a letter of intent (the “LOI”) to the board of directors of LINE on the execution date of this MOU (All Parties) in the form and substance set out in Exhibit 2 with the purpose of carrying out the LINE TOB.

2.

LINE acknowledges that its board of directors received the LOI on the execution date of this MOU (All Parties) and intends to express its view to both of the Shareholder Parties promptly after serious consideration of the LOI.

Article 5 LINE Squeeze-out

All Parties acknowledge the following as their shared understanding of fundamental matters regarding the LINE Squeeze-out.

1.

Subject to court approval, the NAVER Offerors and SoftBank shall purchase the total amount of fractional common shares of LINE arising from the LINE Squeeze-out at a price that will, in principle, deliver to holders of such fractional shares immediately prior to the effect of the LINE Squeeze-out an amount per common share equal to the LINE TOB tender offer price.

2.

As of the execution date of this MOU (All Parties), NAVER acknowledges that all LINE CBs that it holds will be redeemed early in accordance with the terms of the LINE CBs as part of the LINE Squeeze-out, and agrees that it will not exercise the share options attached to such LINE CBs.

3.

LINE shall redeem all LINE CBs that are issued and outstanding as of the execution date of this MOU (All Parties) which are neither tendered in the LINE TOB nor converted into common shares of LINE by the conversion deadline prescribed in connection with the LINE Squeeze-out (including but not limited to LINE CBs held by NAVER), in accordance with the terms of such LINE CBs.

Article 6 ZHD Share Transfer

The Shareholder Parties’ shared understanding of the fundamental matters concerning the ZHD Share Transfer are as stipulated in the MOU (Shareholder Parties).

Article 7 Shareholding Adjustment

The Shareholder Parties’ shared understanding of the fundamental matters concerning the Shareholding Adjustment are as stipulated in the MOU (Shareholder Parties).

Article 8 LINE Business Transfer

All Parties mutually acknowledge that their common understanding of the fundamental matters concerning the LINE Business Transfer is as follows.

(1)

LINE shall conduct an absorption-type demerger in which its wholly owned subsidiary that will be newly established (“LINE OpCo”) will succeed to all of the businesses of LINE (excluding ZHD shares, the contractual status of agreements executed by LINE relating to the Business Integration and the rights and obligations set forth therein, the cash equivalent to the difference between the presumed amount of the aggregate early redemption price (assuming that early redemption will occur in relation to the LINE Squeeze-out with respect to all of the LINE CBs issued as of the execution of this MOU (All Parties)), and the actual cash amount used for the early redemption, and other rights and obligations stipulated under the absorption-type company demerger).

(2)

After the foregoing demerger takes effect, a share exchange (the “Share Exchange”) will be conducted in which ZHD will become the wholly owning parent company and LINE OpCo will become a wholly owned subsidiary. The total number of issued shares of LINE OpCo immediately before the Share Exchange will be adjusted so that it is equivalent to the total number of issued shares of LINE (excluding treasury shares) as of the execution date of this MOU (All Parties). Thereafter, in connection with the Share Exchange, ZHD shall deliver ZHD shares to LINE in the ratio of 11.75 ZHD shares per LINE OpCo common share held by LINE. For the avoidance of doubt, all Parties mutually acknowledge that, in light of the importance of the treatment of the LINE CBs in connection with the exchange ratio of the Share Exchange, LINE will not bear, in connection with the Business Integration, economic expenses beyond the presumed amount of the aggregate early redemption price, assuming that early redemption will occur in relation to the LINE Squeeze-out with respect to all of the LINE CBs issued and outstanding as of the execution of this MOU (All Parties).

Article 9 Expected Timeline of the Transaction

The expected basic timeline for implementing the Transaction is as follows; provided, however, that if the timeline needs to be changed, the Parties shall discuss any such change in good faith.

(1)	November 18, 2019	:	Execution of this MOU (All Parties)

(2)	December 2019 (planned)	:	Execution of the Definitive Agreement

(3)	March 2020 (planned)	:	ZHD’s general meeting of shareholders to approve the matters requiring approval of ZHD’s shareholders in relation to the Business Integration

(4)	Immediately after the completion of (3)	:	LINE TOB and LINE Squeeze-out

(5)	Immediately after the completion of (4)	:	ZHD Share Transfer, Shareholding Adjustment and LINE Business Transfer

Article 10 Preconditions of the Transaction

Commencement of the NAVER Offerors/SoftBank-led LINE TOB is conditioned upon the following.

(1)	All Definitive Agreements have been executed among the relevant Parties and continue to be in effect.

(2)	All conditions precedent to the commencement of the LINE TOB stipulated in the Definitive Agreement (including those enumerated below) have been satisfied or waived.

a.

All disinterested members of the LINE board of directors resolve in favor of the LINE TOB and express an opinion recommending that LINE shareholders tender their shares, and such opinion is neither amended nor repealed.

b.	Approval by the shareholders of ZHD with respect to the Business Integration and matters related to the Business Integration.

c.	The implementation of the Transaction does not violate any laws or regulations and it is reasonably expected that the Transaction will not violate any laws or regulations.

d.

All Approvals required to effect the Transaction have been received. (This includes the completion of all reviews and waiting periods under antitrust and others similar laws in Japan and each other relevant country.)

Article 11 Representations and Warranties

In the Definitive Agreement, each Party shall make representations and warranties (for the Integration Parties, including representations and warranties regarding material matters of their respective group’s business) that are equivalent to the representations and warranties generally made in M&A transactions of the similar characteristics and size as the Transaction.

Article 12 Covenants

1.

Each Shareholder Party shall not hinder the Integration Party group that is its subsidiary from conducting its business within the scope of the ordinary course of business and with due care of a good manager, and if an event that may materially affect the Transaction occurs or is found to have occurred or if either Shareholder Party comes to know that its Integration Party group is attempting to conduct an act that may materially affect the Transaction, such Shareholder Party shall promptly notify the other Parties and discuss how to handle the event in good faith, as the Parties may request.

2.

Each Integrated Party shall conduct the business of its group within the scope of the ordinary course of business and with due care of a good manager, and if an event that may materially affect the Transaction occurs or is found to have occurred, such Integrated Party shall promptly notify the other Parties and discuss how to handle the event in good faith, as the other Parties may request.

3.

The Parties shall cooperate with each other in a reasonable manner with respect to the preparations and other steps for obtaining the clearance, permits and approvals required for the execution of the Transaction.

Article 13 Legal Binding Force

Each Party acknowledges that (i) this MOU (All Parties) is entered into to confirm the shared understanding of the Parties with respect to the Business Integration as of the execution date of this MOU (All Parties) and is not legally binding, except for the provisions of Articles 12 through 21, and (ii) this MOU (All Parties) shall not be interpreted to be intended as a promise to execute the Definitive Agreement or an offer to enter into the Definitive Agreement, and even if such Party decides not to execute the Definitive Agreement as a result of discussions and negotiations in accordance with the provisions of this MOU (All Parties), such Party will not be liable to any Party under this MOU (All Parties).

Article 14 Effective Term

1.

The effective term of this MOU (All Parties) shall commence on the execution date of this MOU (All Parties) and terminate on the earliest of (i) March 31, 2020, (ii) the day on which the MOU (Shareholder Parties) terminates, (iii) the day on which the MOU (Integration Parties) terminates, or (iv) the execution date of the Definitive Agreement; provided, however, that this does preclude the effective term from being extended upon the agreement of all Parties.

2.

Notwithstanding the preceding paragraph, the provisions of Article 13, this paragraph 2 of Article 14, and Articles 15 through 21 shall remain in force even after the termination of this MOU (All Parties).

Article 15 Confidentiality

1.

The Parties shall continue to comply with the confidentiality obligations provided in the Mutual Confidentiality Agreement (as amended from time to time, the “MCA”), dated September 10, 2019, among all Parties.

2.	Notwithstanding the provisions of Article 10 of the MCA, all Parties agree to extend the effective term of the MCA until one year after the termination of this MOU (All Parties).

Article 16 Public Announcement

Before issuing a press release or otherwise making a public announcement regarding the Transaction, the Parties shall, to the extent practicable, discuss the content, timing and medium of the press release or public announcement with the other Parties.

Article 17 No Assignment or Transfer of Contractual Status, Rights or Obligations

No Party shall assign, transfer, allow the succession of, grant a security interest in or otherwise dispose of its status, rights or obligations under this MOU (All Parties) in whole or in part to a third party without the prior written consent of the other Parties.

Article 18 Allocation of Costs

Unless otherwise explicitly provided in this MOU (All Parties), each Party shall bear the costs it has incurred in relation to the execution and performance of this MOU (All Parties).

Article 19 Governing Language

The Japanese language version of this MOU (All Parties) shall be the original, and if there is any discrepancy between this Japanese version and any translation into any other language, the Japanese version shall prevail.

Article 20 Consultation in Good Faith

Any matter not provided for in this MOU (All Parties) or any questions arising with respect to interpretation of the provisions of this MOU (All Parties) shall be resolved by the Parties upon consultation in good faith.

Article 21 Governing Law; Jurisdiction

1.	This MOU (All Parties) shall be governed by and construed in accordance with the laws of Japan.

2.	The Parties agree that the Tokyo District Court shall have exclusive jurisdiction for the first instance over any disputes that arise between the Parties in connection with this MOU (All Parties).

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IN WITNESS WHEREOF, the Parties hereto have caused this MOU (All Parties) to be executed in quadruplicate by placing their respective signatures and seals thereon, and each party shall retain one original thereof.

November 18, 2019

NAVER :

/s/ SEONGSOOK HAN

Bundang-gu, Seongnam-si, Gyeonggi Province

NAVER Corporation

SEONGSOOK HAN, CEO

[Signature Page to MOU (All Parties) – Naver]

November 18, 2019

LINE :

/s/ Takeshi Idezawa

4-1-6 Shinjuku, Shinjuku-ku, Tokyo

LINE Corporation

Takeshi Idezawa, CEO

[Signature Page to MOU (All Parties) – LINE]

November 18, 2019

SoftBank :

/s/ Ken Miyuachi

1-9-1 Higashi-shimbashi, Minato-ku, Tokyo

SoftBank Corp.

Ken Miyauchi, President & CEO

[Signature Page to MOU (All Parties) – SoftBank]

November 18, 2019

ZHD :

/s/ Kentaro Kawabe

1-3 Kioicho Chiyoda-ku Tokyo 102-8282

Z Holdings Corporation

Kentaro Kawabe, President & CEO

[Signature Page to MOU (All Parties) – ZHD]

Exhibit 1

Definitions

1.	“Shareholder party” or “Shareholder Parties” shall have the meaning set forth in the preamble of this MOU (All Parties).

2.	“Party” or “Parties” shall have the meaning set forth in the preamble of this MOU (All Parties).

3.	“Approval” means approvals, authorizations, licenses and approvals from governmental bodies, applications submitted to governmental bodies, reports, records and other legal processes and procedures.

4.	“Group” shall mean, with respect to a party, a business group that is comprised of such party or a subsidiary of such party.

5.	“Subsidiary” shall have the meaning set forth in Article 8, paragraph 3 of the Regulation concerning Terminology, Forms and Method of Preparation of Consolidated Financial Statements, etc.

6.

“Governmental Body” means a super-national, national, state, regional, municipal or other governmental body (including administrative bodies, rule-setting bodies, oversight bodies, and courts of law), mediating or financial instruments exchange and other self-regulatory organizations, and other similar bodies.

7.	“SoftBank” shall have the meaning set forth in the preamble of this MOU (All Parties).

8.	“Target LINE Shares” shall have the meaning set forth in Article 3, item (1) of this MOU (All Parties).

9.	“Integration Party” or “Integration Parties” shall have the meaning set forth in the preamble of this MOU (All Parties).

10.

“Laws and Regulations” collectively means any law, cabinet order, ministerial order, regulation, judgment, decision, order, circular notice, public notice, prefectural or ministerial ordinance, or other rule or regulation stipulated by governmental bodies, or any interstate or multilateral convention, treaty, accord or agreement.

11.	“Share Exchange” shall have the meaning set forth in Article 8, item (2) of this MOU (All Parties).

12.	“MOU” collectively means MOU (Shareholder Parties), MOU (Integration Parties) and MOU (All Parties).

13.	“MOU (Shareholder Parties)” shall have the meaning set forth in Article 1, paragraph 2 of this MOU (All Parties).

14.	“MOU (All Parties)” shall have the meaning set forth in the preamble of this MOU (All Parties).

15.	“MOU (Integration Parties)” shall have the meaning set forth in Article 1, paragraph 3 of this MOU (All Parties).

16.	“Business Integration” shall have the meaning set forth in Article 1, paragraph 1 of this MOU (All Parties).

17.	“JV Company” shall have the meaning set forth in Article 1, paragraph 1 of this MOU (All Parties).

18.	“Definitive Agreement” shall have the meaning set forth in Article 1, paragraph 4 of this MOU (All Parties).

19.	“Integration Holding Company” shall have the meaning set forth in Article 1, paragraph 1 of this MOU (All Parties).

20.	“Transaction” shall have the meaning set forth in Article 1, paragraph 1 of this MOU (All Parties).

21.	“Shareholding Adjustment” shall have the meaning set forth in Article 3, item (4) of this MOU (All Parties).

22.	“LOI” shall have the meaning set forth in Article 4, paragraph 1 of this MOU (All Parties).

23.	“LINE” shall have the meaning set forth in the preamble of this MOU (All Parties).

24.	“LINE Squeeze-out” shall have the meaning set forth in Article 3, item (2) of this MOU (All Parties).

25.	“LINE Business Transfer” shall have the meaning set forth in Article 3, item (5) of this MOU (All Parties).

26.	“LINE CBs” shall have the meaning set forth in Article 3, item (1) of this MOU (All Parties).

27.	“LINE OpCo” shall have the meaning set forth in Article 8, item (1) of this MOU (All Parties).

28.	“LINE TOB” shall have the meaning set forth in Article 3, item (1) of this MOU (All Parties).

29.	“MCA” shall have the meaning set forth in Article 15, paragraph (1) of this MOU (All Parties).

30.	“NAVER” shall have the meaning set forth in the preamble of this MOU (All Parties).

31.	“NAVER Offerors” shall have the meaning set forth in Article 3, item (1) of this MOU (All Parties).

32.	“ZHD” shall have the meaning set forth in the preamble of this MOU (All Parties).

33.	“ZHD Share Transfer” shall have the meaning set forth in Article 3, item (3) of this MOU (All Parties).

Exhibit 2

LOI

November 18, 2019

To the Board of Directors

LINE Corporation

Letter of Intent

We, NAVER Corporation (“NAVER”) and SoftBank Corp. (“SoftBank”), are pleased to submit this non-binding letter of intent (“LOI”) to the board of directors of LINE Corporation (“LINE”) with a proposal to acquire directly or indirectly through one or more affiliates (NAVER, SoftBank and such affiliates are collectively referred to herein as the “Tender Offerors” or “we”) in a tender offer (“Tender Offer”): (i) (a) all of the outstanding shares of common stock of LINE (collectively, the “Common Shares”) and (b) all of the outstanding American Depositary Shares, issued by J.P. Morgan Chase Bank, N.A. acting as depositary, each representing one (1) Common Share of LINE (collectively, the “ADSs” and, together with the Common Shares, the “Shares”), in each case, that are not already owned by NAVER or by LINE as treasury shares, (ii) the Share Options (as defined below) and (iii) the Convertible Bonds (as defined below).

1)	Background of the LOI

NAVER, SoftBank, LINE and Z Holdings Corporation (“ZHD” and together with NAVER, SoftBank and LINE, the “Parties”) are engaged in discussions in connection with a potential business integration of LINE and ZHD to be implemented through a series of transactions, beginning with the Tender Offer and subsequently resulting in LINE becoming a private joint venture company owned 50-50 by NAVER and SoftBank to hold a controlling stake in ZHD, which would remain listed on the Tokyo Stock Exchange as a holding company owning all of the current business operations of LINE and ZHD (collectively, the “Proposed Transactions”).

1

In furtherance of the Parties’ discussions, we hereby submit this LOI to the board of directors of LINE. As you are aware, simultaneously with the submission of the LOI, the Parties are also entering into certain non-binding memoranda of understanding in relation to the Proposed Transactions.

2)	Overview of NAVER and SoftBank

NAVER

NAVER is a leading online services provider headquartered in Korea, best known for the country’s most widely used web search engine and portal with 30 million daily mobile unique visitors. NAVER has been providing various innovative contents as well as cutting-edge technology platforms including SNOW (video messaging app), NAVER WEBTOON (digital comics platform) and NAVER BAND (group social media platform), while seeking to lead on emerging technology trends including AI, robotics and mobility with a strong focus on research and development.

NAVER owns 72.6% of the total Shares issued as of September 30, 2019 and has been working closely with LINE to support its stellar growth into a diverse ecosystem of popular services including messaging, fintech, AI, content and delivery with over 200 million users from around the world. Founded on June 2, 1999 and listed on the Korea Exchange on October 29, 2002, NAVER has become a global ICT brand with a market capitalization of KRW 25,235 bn as of November 15, 2019, consolidated revenues of KRW 5,587 bn, EBITDA of KRW 1,204 bn and net income of KRW 628 bn in the year ended December 31, 2018.

SoftBank

Guided by the SoftBank Group Corp.’s corporate philosophy, “Information Revolution – Happiness for everyone,” SoftBank combines telecommunications services with cutting-edge technologies to create and operate new businesses. SoftBank serves more than 44 million mobile consumer and enterprise subscribers in Japan, and as part of its “Beyond Carrier” strategy, is redefining industries by leveraging its unique strengths as a network operator to fully harness the power of 5G, big data, AI, IoT, robotics and other key technologies. Through partnerships with world-leading technology companies, SoftBank offers smartphone-based services that help customers navigate their daily lives, including mobile platforms developed in collaboration with WeWork for coworking, OYO for accommodation, DiDi for transportation, and Yahoo Japan for mobile payments and shopping. For next-generation services, SoftBank formed MONET Technologies Inc. with Toyota Motor Corporation to provide MaaS platforms, and established HAPSMobile Inc., which has a strategic relationship with Alphabet’s Loon, to deliver telecommunications connectivity from the stratosphere in global markets.

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3)	Proposal on Tender Offer

A)	Tender Offerors

NAVER and SoftBank propose to collectively acquire directly or indirectly through one or more affiliates by a Tender Offer all of the outstanding (i) Shares (exclusive of Shares held by NAVER and treasury shares), (ii) LINE 4th – 25th share options (vested or unvested) listed in Appendix A attached hereto (the “Share Options”), and (iii) zero coupon convertible bonds due 2023 (the “Convertible Bonds (2023)”) and due 2025 (the “Convertible Bonds (2025)”) issued on September 20, 2018 (exclusive of convertible bonds held by NAVER) (collectively, the “Convertible Bonds”).

NAVER and SoftBank propose to each purchase 50% of each class of securities tendered in the Tender Offer.

B)	Proposed Prices for Purchase (each referred to as a “Tender Offer Price”)

Shares	JPY5,200 per Share

Share Options	JPY1 per Share Option

Convertible Bonds	for Convertible Bonds (2023), JPY6,962,800 per Convertible Bond (face value: JPY 10,000,000)
for Convertible Bonds (2025), JPY6,916,000 per Convertible Bond (face value: JPY 10,000,000)

In determining these Tender Offer Prices, we have considered publicly available information as well as certain information provided to us by LINE to date as part of our due diligence of LINE and its business.

3

The Tender Offer Price of JPY 5,200 per Share represents (a) a premium of 27.3% with respect to JPY 4,085, the simple arithmetic average closing price for the one-month period ending on November 13, 2019, when there were certain media reports regarding the Proposed Transactions after the closing of the Tokyo Stock Exchange market, (b) a premium of 32.2% with respect to JPY 3,934, the simple arithmetic average closing price for the three-month period ending on November 13, 2019, and (c) a premium of 45.7% with respect to JPY 3,570, the simple arithmetic average closing price for the six-month period ending on November 13, 2019. We believe that this Tender Offer Price is highly attractive to the public shareholders of LINE and would be welcomed by such shareholders.

The Tender Offer Price of JPY 1 yen per Share Option is proposed in light of the fact that Share Options were issued as incentive plans for directors and employees of LINE and thus, the Tender Offerors would be unable to exercise the Share Options even after the Tender Offerors acquire such Share Options.

The Tender Offer Price of JPY 6,962,800 yen per Convertible Bonds (2023) and JPY 6,916,000 yen per Convertible Bonds (2025) are derived from the number of underlying Shares per Convertible Bond (as calculated based on its current conversion price, with fractions rounded down to the nearest whole number) multiplied by the Tender Offer Price of JPY 5,200 per Share, respectively.

C)	Number of Shares to be Purchased

Target Number of Shares to be Purchased	82,032,614
Maximum Number of Shares to be Purchased	—

Note (1)

The Tender Offer will not have a maximum number of shares to be purchased (i.e., a maximum acceptance threshold), and thus, the Tender Offerors will purchase all tendered Shares, Share Options and Convertible Bonds.

Note (2)	The Tender Offerors do not plan to purchase any Shares owned by LINE as treasury shares in the Tender Offer.

Note (3)

The “Target Number of Shares to be Purchased” above is the maximum number of Shares that may be purchased by the Tender Offerors in the Tender Offer. This maximum number is derived from the total number of Shares issued as of September 30, 2019 (240,961,642 Shares) plus the number of Shares issuable upon exercise of the Share Options and the Convertible Bonds (27,402,686 Shares) minus the number of Shares held by NAVER (174,992,000 Shares) minus the number of Shares issuable upon exercise of the Convertible Bonds held by NAVER (9,764,543 Shares) minus the number of LINE’s treasury shares as of September 30, 2019 (1,575,171 Shares).

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D)	Potential Delisting after Tender Offer

We intend to acquire all of the outstanding Shares and, if we are unable to acquire all of the outstanding Shares through the Tender Offer, we will take steps to effect a reverse share split (kabushiki heigo) to acquire and/or cash out all of the remaining Shares after the closing of the Tender Offer, after which the Common Shares would be delisted from the Tokyo Stock Exchange and the ADSs would be delisted from the New York Stock Exchange.

4)	Authorization Process

We confirm that each of our respective board of directors has approved the submission of this LOI.

5)	Definitive Agreements

We are prepared to negotiate and finalize definitive agreements for the Proposed Transactions to be executed by the relevant Parties (the “Definitive Agreements”) expeditiously.

6)	Other Key Conditions

A)	No Binding Commitment

This LOI constitutes only a preliminary indication of our interest and is submitted on the basis that it will not give rise to any legally binding rights, obligations and/or commitments on any Party. Such rights, obligations and/or commitments will result only from the execution of Definitive Agreements and shall be subject to the terms and conditions thereof.

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B)	Conditions

We propose to commence the Tender Offer only if (i) all Definitive Agreements are executed by the relevant Parties and remain in effect, and (ii) all conditions to the commencement of the Tender Offer set forth in the Definitive Agreements are satisfied or waived, which conditions would include, among other things: (a) the board of directors of LINE having, by unanimous resolution of its disinterested directors, expressed an opinion supporting the Tender Offer and recommending the Tender Offer to its shareholders and such opinion not having been altered or withdrawn, (b) the proposed business integration between LINE and ZHD as well as all related matters having been approved by the shareholders meeting of ZHD, (c) the implementation of the Proposed Transactions not being deemed to constitute, and not reasonably being expected to constitute, a breach of applicable laws or regulations and (d) all necessary consents and approvals required to implement the Proposed Transactions having been obtained (including passage of waiting periods and/or judgment periods prescribed by competition laws or similar laws in Japan and any other relevant country).

C)	Financing

NAVER has sufficient financial resources and the capability to fund 50% of the cash required in the Tender Offer through the use of its cash on hand and other financing sources.

SoftBank has sufficient financial resources and the capability to fund 50% of the cash required in the Tender Offer through the use of its cash on hand and other financing sources.

7)	Disclosure

NAVER intends to, as required by law, disclose this LOI by promptly filing with the U.S. Securities and Exchange Commission (the “SEC”) an amendment to its Schedule 13D in respect of the Common Shares (including the Common Shares issuable upon exercise of the Convertible Bonds) held by it filed with the SEC on September 14, 2018. In addition, NAVER and SoftBank will file all written communications relating to the Tender Offer on Schedule TO-C.

8)	Advisors

	Financial Advisor	Legal Advisors
NAVER	Deutsche Bank	Nishimura & Asahi, Kim & Chang, Cleary Gottlieb Steen & Hamilton LLP
SoftBank	Mizuho Securities	Nagashima Ohno & Tsunematsu, Simpson Thacher & Bartlett LLP

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Sincerely,

SEONGSOOK HAN

CEO

NAVER Corporation

Signature Page to the Letter of Intent - NAVER

Sincerely,

Ken Miyauchi

President & CEO

SoftBank Corp.

Signature Page to the Letter of Intent - SoftBank

Appendix A: Share Options

As of November 15, 2019

#	Grant date	Exercise price (Yen)	Exercise period		Number (Shares)
			From	To
#4-6	12/17/2013	344	12/17/2015	12/16/2023	318,500
#7-8	2/8/2014	1,320	2/8/2016	2/7/2024	598,500
#10-11	8/9/2014	1,320	8/9/2016	8/8/2024	120,500
#13-14	11/1/2014	1,320	11/1/2016	10/31/2024	117,000
#16-19	2/4/2015	1,320	2/4/2017	2/3/2025	762,000
#20	7/18/2017	4,206	7/18/2018	7/18/2027	1,262,100
#22-24	7/29/2019	3,500	2022/7/29	7/8/2029	4,695,000

Total					7,873,600